Exhibit 10.57

SETTLEMENT AGREEMENT AND RELEASE—DIRECT CLAIMS

THIS SETTLEMENT AGREEMENT AND RELEASE (the “Agreement”) is made and entered into, by and between Kingbird Ventures, LLC (“Kingbird”), Diveroli Investment Group, LLC, Efraim Diveroli, Aharon Diveroli, Robert Miley, and Avigail Diveroli, on the one hand (collectively, the “Kingbird Parties”), and Sean Dollinger, Dollinger Holdings, LLC, LQR House, Inc. (“LQR”), LQR House Limited, Tamara Simon Dollinger, Yilin Lu, Lijun Chen, Jing Lu, Hong Chun Yeung, Ssquared Spirits, LLC, and South Doll Limited Partnership, on the other hand (collectively, the “Nevada Defendants”). Collectively, the Kingbird Parties and the Nevada Defendants shall be referred to as the “Parties.” The obligations of the Parties shall become operative and effective upon the signing of this Agreement by each of the signatories hereto, which shall occur on September 22, 2025 prior to the September 22 Status Check (as defined below) no later than 11:30 a.m. Eastern Time (the “Effective Date”), unless Kingbird agrees in writing to waive any signature from a Nevada Defendant, and Sean Dollinger agrees in writing to waive any signature from a Kingbird Party, provided that any waived signature shall be delivered within two (2) business days of the Effective Date, with Kingbird responsible for obtaining the signatures of the remaining Kingbird Parties, and Sean Dollinger and LQR responsible for obtaining the remaining signatures of the Nevada Defendant.

R E C I T A L S:

A. On July 11, 2025, Kingbird filed a Complaint against the Nevada Defendants in the Eighth Judicial District Court of Clark County, Nevada, captioned Kingbird Ventures, LLC v. Sean Dollinger et al. Case Number A-25-922959-B (the “Nevada Action”).

B. In the Nevada Action, Kingbird asserts purported direct claims against the Nevada Defendants for the appointment of a receiver, declaratory judgment, alleged violations of Nevada Revised Statutes 207.400 and 90.570, civil conspiracy, and alter ego liability (the “Direct Claims”). Kingbird alleges in the Direct Claims asserted in the Nevada Action that the Nevada Defendants’ conduct caused material harm to Kingbird, including, but not limited to, its good will and its capital investment.

C. In the Nevada Action, Kingbird also asserts certain derivative claims against Sean Dollinger, Kumar Abhishek, Yilin Lu, Lijun Chen, Jing Lu, and Hong Chun Yeung (the “Derivative Claims”).

D. On July 21, 2025, Kingbird filed a Complaint against South Doll Limited Partnership, Sean Dollinger, and LQR, in the Circuit Court of the Eleventh Judicial Circuit in and for Miami-Dade County, Florida, captioned Kingbird Ventures, LLC v. South Doll Limited Partnership, et al., Case No. 2025-013905-CA-01 (the “Kingbird Florida Action”).

E. On July 24, 2025, Kingbird filed an action against Sean Dollinger and Tamara Simon Dollinger in the Supreme Court of British Columbia, captioned Kingbird Ventures, LLC v. Sean Dollinger, et al., No. S-255543 (the “British Columbia Action”).

F. On August 4, 2025, LQR filed a Complaint against the Kingbird Parties in the Circuit Court of the Eleventh Judicial Circuit in and for Miami-Dade County, Florida, captioned LQR House, Inc. v. Kingbird Ventures, LLC, et al., No. 2025-014974-CA-01 (the “LQR Florida Action”).

G. In the Nevada Action, Kingbird filed a motion for (among other relief) appointment of a receiver over LQR, which the Court orally granted on the record at a hearing on September 15, 2025. Kingbird and the Nevada Defendants are required to submit a proposed order to the Court in the Nevada Action, which will include the proposed terms of the receivership, prior to a status check scheduled for September 22, 2025 (the “September 22 Status Check”).

H. On September 17, 2025, the Nevada Defendants commenced an original Writ proceeding before the Nevada Supreme Court, Case No. 91311 (the “Writ Proceedings”) challenging the appointment of a receiver.

I. The Kingbird Parties together with any Kingbird Releasing Parties (as defined below), currently directly or indirectly, owns 737,000 common shares of LQR.

J. By virtue of this Agreement and to avoid the time, expense, and uncertainty associated with litigating the Direct Claims, and the claims asserted in the Kingbird Florida Action, the British Columbia Action, and the LQR Florida Action, the Parties desire to fully and completely resolve such claims, and any and all other claims between them, except that the Derivative Claims are the subject of a separate settlement agreement (the “Derivative Settlement Agreement”).

NOW, THEREFORE, in consideration of the promises and the mutual covenants of the Parties stated in this Agreement, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1. Recitals. The above recitals are true and correct and are incorporated herein by this reference.

2. Non-Admission of Liability. Nothing in this Agreement shall constitute or be construed as an admission of liability on behalf of the Parties, their respective agents, affiliates, assigns, parents, subsidiaries, and/or successors.

3. Party Representation. This Agreement is entered into voluntarily by the Parties, which stipulate and agree that they are under no duress or undue influence. The Parties represent that in the execution of this Agreement, they had the opportunity to consult legal counsel of their own selection and that said attorneys have reviewed this Agreement, made any desired changes, and advised their respective clients with respect to the advisability of making the settlement and release provided herein and of executing this Agreement.

4. Settlement Payments. The Nevada Defendants shall make the following settlement payments to Greenberg Traurig, LLP (“GT”), counsel for Kingbird, by wire per wiring instructions that will be provided by Kingbird to the Nevada Defendants:

(a)	$4.0 million by 5 p.m. eastern time on September 19, 2025;

(b)	$3.5 million by noon eastern time on September 22, 2025 (together with the payment in (a), the “$7.5 Million Payment”), and

(c)	$5.5 million by 3 p.m. eastern time on December 18, 2025 (the “$5.5 Million Payment”).

The Nevada Defendants will promptly provide GT the federal reference wiring number or SWIFT code after payment has been initiated. Upon receipt of each payment, GT shall hold each payment in escrow and shall not release the (x) $7.5 Million Payment to Kingbird until the dismissals listed in Paragraph 5 have been accepted by the applicable court, or (y) $5.5 Million Payment until documents releasing the mortgages granted in Paragraph 7 satisfactory to the property owners have been delivered to counsel for the property owners to hold in escrow pending contemporaneous release. If the dismissals are rejected by any court, the Parties will use best efforts to remedy any defects to cause the court to accept the dismissal(s) and neither the $7.5 Million Payment nor the $5.5 Million Payment shall be released to Kingbird until such dismissals are entered and effective. From the Effective Date until all dismissals have been accepted by the applicable court, the Nevada Defendants will not attempt to seek reconsideration of the Court’s oral ruling granting a receivership in the Nevada Action. Once all dismissals are entered and effective, GT is authorized and directed to immediately release the $7.5 Million Payment to Kingbird without any other consents being required. In the event the Nevada Defendants do not timely make the $7.5 Million Payment, this Agreement shall be rescinded (except for the confidentiality obligations, which shall expressly survive), and the Parties will return to the position they were in prior to execution of this Agreement, including, but not limited to, GT immediately returning any payments made as directed by LQR, the Kingbird Parties immediately taking all actions necessary to release any security granted pursuant to Paragraph 7, and the Parties maintaining all claims that otherwise would be released under this Agreement.

5. Dismissals by Kingbird. Within 1 business day of GT’s timely receipt of the $7.5 Million Payment, Kingbird will (i) voluntarily dismiss the Direct Claims (including, but not limited to, its request for receiver over LQR) with prejudice, (ii) voluntarily dismiss its claims in the Kingbird Florida Action with prejudice, and (iii) voluntarily dismiss its claims in the British Columbia Action with prejudice; provided, however, that each of the dismissal orders shall be in the form attached hereto as Annexes 1, 2 and 3 (or if no form is attached, as mutually agreed by Kingbird and LQR). In addition, at the September 22 Status Check, Kingbird will notify the Court in the Nevada Action of the settlement of the Direct Claims, its withdrawal of its motion to appoint a receiver and proposed settlement of the Derivative Claims, and the Parties’ intention to file a stipulation to stay the Derivative Claims. The Nevada Court’s approval of the settlement of the Derivative Claims is not a condition to the obligations under this Agreement. To the extent necessary, provided that the Nevada Defendants are in full compliance with their obligations under this Agreement, Kingbird shall object to, and take any steps reasonably requested by the Nevada Defendants to prevent, the Court in the Nevada Action entering the receivership order, and Kingbird shall obtain a complete dismissal and/or discharge with prejudice of the receivership over LQR it sought. For the avoidance of doubt, if the Court in the Nevada Action appoints a receiver based on the claims brought by Kingbird in the verified complaint filed on July 11, 2025, or does not accept the notice of dismissal of the Direct Claims, then GT shall immediately return any portion of the payments described in Paragraph 4 to the sender or as directed by LQR, the Kingbird Parties shall take all actions necessary to release any security granted pursuant to Paragraph 7, and this Agreement and the Derivative Settlement Agreement shall be automatically rescinded (except for the confidentiality agreements, which shall expressly survive) and the releases and payment obligations provided herein shall be of no force and effect, and any dismissals with prejudice that have been entered on any claims released under this Agreement shall be deemed stricken off, and/or each Party has the right to take whatever procedural steps may be necessary to obtain relief from such dismissals with prejudice.

6. Dismissal by LQR. Within 2 business days of the Effective Date, (a) LQR will voluntarily dismiss its claims in the LQR Florida Action in a form to be mutually acceptable to LQR and Kingbird provided, that, the dismissal order for the LQR Florida Action shall dismiss any claims against any Kingbird Released Party (as defined below) related to the Derivative Claims without prejudice until the Court in the Nevada Action dismisses the Derivative Claims, at which point the dismissal of such claims shall be automatically dismissed with prejudice, (b) the Nevada Defendants shall file a notice of dismissal with prejudice of the Writ Proceedings in a form to be mutually acceptable to LQR and Kingbird and (c) the Nevada Defendants shall file or cause to be filed a notice of dismissal with respect to any counterclaims in the British Columbia Action.

7. Security for Settlement Payments. As security for the Nevada Defendants’ obligation to make the $5.5 Million Payment, contemporaneously with the filing of the necessary papers for the dismissal of the Nevada Action, the Kingbird Florida Action and the British Columbia Action, the Nevada Defendants shall cause the appropriate person to provide Kingbird mortgages on the following properties: (a) the real property located at 6800 Indian Creek Dr., Suite 1E, Miami Beach, Florida 33141 (b) the real property located at 3161 Westmount Place West Vancouver, BC, V7V 3G4; and (c) the real property located at 2917 Kadenwood Drive Whistler, BC, V0N 1B2. The Nevada Defendants acknowledge that Kingbird has provided their counsel with drafts of documents (which are collectively attached hereto as Annex 5) to effectuate the aforementioned mortgages, and the Nevada Defendants agree to cooperate in the execution of any additional documents, or in taking any additional steps, that may be necessary to perfect the effectuation and proper recording of these mortgages. Kingbird will not seek to foreclose or otherwise enforce the mortgages, or take any action to collect on the notes underlying such mortgages, unless and until maturity default, and any amounts that the Nevada Defendants pay Kingbird on the notes underlying the mortgages will be offset from and reduce the $5.5 Million Payment. Within 10 days after the Effective Date, the Nevada Defendants may propose to replace part or all of the mortgages with one or more surety bonds to secure the $5.5 Million Payment, but accepting the Nevada Defendants’ proposal shall be entirely and solely in Kingbird’s discretion, and Kingbird may elect to reject any such proposal. In the event of a default by the Nevada Defendants on the $5.5 Million Payment, Kingbird, in addition to its right to exercise any other remedies, may assert its claim against the surety bond or commence foreclosure proceedings on the aforementioned properties (as applicable), and the only defense that the Nevada Defendants may assert in such proceedings is that they satisfied their obligation to make the $5.5 Million Payment, which, without limiting any cure rights under applicable law, the Nevada Defendants may have the opportunity to cure up until the finality of any foreclosure proceedings. Kingbird shall file and have recorded the necessary documents to effect releases of the aforementioned mortgages upon the Nevada Defendants’ within two (2) business days’ following receipt of the $5.5 Million Payment. The $5.5 Million Payment shall not be released by GT to the Kingbird Parties and the Kingbird Parties shall not accept the $5.5 Million Payment until satisfactions and releases of all mortgages identified in this Paragraph have been filed and recorded.

8. Release by the Kingbird Parties. Upon the Effective Date, except for the obligations provided in this Agreement, the Kingbird Parties, on their own behalf, on behalf of and along with their respective past, present and/or future principals, employees, officers, managers, directors, members, investors, partners, limited partners, general partners, administrators, legal representatives, representatives, affiliates, subsidiaries, parents, attorneys, agents, servants, advisors, investment bankers, administrators, estates, predecessors, successors, agents, heirs, trustees, executors, transferees, members, investors, assigns, insurers, reinsurers and any person in which they have or had a controlling interest and each of their successors, predecessors, successors in interest and assigns (the “Kingbird Releasing Parties”), hereby remise, release, acquit, satisfy, and forever discharge the Nevada Defendants, Kumar Abhishek, Alexandra Hoffman, Jaclyn Hoffman, Shawn Kattoula, Angela Kattoula, James O’Brien, KROS, LLC, Country Wine & Spirits, Inc., Alternative Investments Capital, LLC, X-Media, Inc., 1347608 B.C. Limited Corp., 1186545 B.C. Ltd., Jay Dhaliwal, James Huber, CWS Cares Association, and Little West Gives Association, and each of their respective past, present and/or future: principals, employees, officers, managers, directors, members, investors, partners, limited partners, general partners, administrators, legal representatives, representatives, affiliates, subsidiaries, parents, attorneys, agents, servants, advisors, investment bankers, administrators, estates, predecessors, successors, agents, heirs, trustees, executors, transferees, members, investors, assigns, insurers, reinsurers and any person in which they have or had a controlling interest and each of their successors, predecessors, successors in interest and assigns, the Nevada Defendants’ respective parent, holding, subsidiary, affiliated, and related entities; any business entity or division owning or controlling the Nevada Defendants in whole or in part; any business entity or division owned or controlled in whole or in part, directly or indirectly, by the Nevada Defendants (collectively, the “Nevada-Defendant Released Parties”) of and from all manner of action and actions, cause and causes of action, suits, debts, dues, sums of money, accounts, costs, expenses, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages (including direct, actual, special, indirect, consequential or punitive damages), judgments, executions, claims, and demands whatsoever, in law or in equity, that the Kingbird Releasing Parties ever had, now have, or that any Kingbird Releasing Parties hereafter can, shall, or may have, whether known or unknown, whether accrued or not accrued, in law or in equity against the Nevada-Defendant Released Parties relating to any claims currently pending in any court in any jurisdiction or threatened by any Kingbird Releasing Party against any Nevada Defendant Released Party as of the Effective Date with respect to any matter, or any claim arising at any time with respect to LQR or any other business or company owned by any Nevada Defendant Released Party or any Kingbird Releasing Party, including, without limitation, all claims that were asserted in the Nevada Action, the Kingbird Florida Action, and/or the British Columbia Action (the “Nevada Defendant Released Claims”), provided, however, that this release shall not release or otherwise affect the Derivative Claims, which are the subject of a separate settlement agreement, the Proxy Agreement, or release any Nevada Defendant Released Parties from any breach of this Agreement or the Derivative Settlement Agreement. For the avoidance of doubt, this paragraph does not release the Kingbird Parties’ right to seek sanctions arising out of or related to any attempt by the Nevada Defendants to pursue the claims that are currently pending against the Kingbird Parties in the LQR Florida Action.

9. Release by the Nevada Defendants. Upon the Effective Date and the acceptance by the applicable courts of the dismissals referenced in Paragraph 5, except for the obligations in this Agreement, the Nevada Defendants, on their own behalf, on behalf of and along with their respective past, present and/or future: principals, employees, officers, managers, directors, members, investors, partners, limited partners, general partners, administrators, legal representatives, representatives, affiliates, subsidiaries, parents, attorneys, agents, servants, advisors, investment bankers, administrators, estates, predecessors, successors, agents, heirs, trustees, executors, transferees, members, investors, assigns, insurers, reinsurers and any person in which they have or had a controlling interest and each of their successors, predecessors, successors in interest and assigns (the “Nevada Defendant Releasing Parties”) hereby remise, release, acquit, satisfy, and forever discharge the Kingbird Parties and each of their respective past, present and/or future: principals, employees, officers, managers, directors, members, investors, partners, limited partners, general partners, administrators, legal representatives, representatives, affiliates, subsidiaries, parents, attorneys, agents, servants, advisors, investment bankers, administrators, estates, predecessors, successors, agents, heirs, trustees, executors, transferees, members, investors, assigns, insurers, reinsurers and any person in which they have or had a controlling interest and each of their successors, predecessors, successors in interest and assigns, the Kingbird Parties’ respective parent, holding, subsidiary, affiliated, and related entities; any business entity or division owning or controlling the Kingbird Parties in whole or in part; any business entity or division owned or controlled in whole or in part, directly or indirectly, by the Kingbird Parties (collectively, the “Kingbird Released Parties”) of and from all manner of action and actions, cause and causes of action, suits, debts, dues, sums of money, accounts, costs, expenses, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages (including direct, actual, special, indirect, consequential or punitive damages), judgments, executions, claims, and demands whatsoever, in law or in equity, that the Nevada Defendants ever had, now have, or that any Nevada Releasing Parties hereafter can, shall or may have, whether known or unknown, whether accrued or not accrued, in law or in equity relating to any claims currently pending in any court in any jurisdiction or threatened by any Nevada Defendant Releasing Party against any Kingbird Released Party as of the Effective Date with respect to any matter or any claim arising at any time with respect to LQR or any other business or company owned by any Nevada Defendant Released Party or any Kingbird Releasing Party, including, without limitation, claims that were asserted in the British Columbia Action and the LQR Florida Action (except for claims against the Kingbird Released Parties related to the Derivative Claims) (the “Kingbird Released Claims”), provided, however, that this release shall not release any Kingbird Released Parties from any breach of this Agreement, the Proxy Agreement or the Derivative Settlement Agreement and shall not release any claims against the Kingbird Released Parties in the LRQ Florida Action related to the Derivative Claims until there shall be a final order approving the Derivative Settlement Agreement, but in no event shall the Nevada Defendants attempt to use such unreleased claims to attempt to offset the amounts that the Nevada Defendants are required to pay under Paragraph 4 of this Agreement.

10. Covenant Not to Sue; Scope of Release. To the fullest extent permitted by law, subsequent to the Effective Date, each Party covenants that it shall not encourage, solicit, initiate, institute, commence, file, maintain, prosecute or participate in (including by providing financial support), whether directly or indirectly, or through a third party, any action, lawsuit, cause of action, claim, demand, or legal proceeding of any kind, assert or otherwise pursue in any court or other forum any claim or action of any kind, nature or character whatsoever, known or unknown, that a Party now has, has ever had, or may in the future have, against any other Party related to a Kingbird Released Claim or a Nevada Defendant Released Claim, as applicable, except any claims that may arise out of the breach of this Agreement or the Derivative Settlement Agreement. It is the intention of the Parties that the releases set forth in this Agreement be the broadest form of release of liability permitted by law and are meant to encompass, inter alia, any past, present or future claim, whether known or unknown, asserted or unasserted, accrued or not accrued, or of any condition or injury, related to claims released herein, except any claims that expressly survive as set forth in this Agreement, any claims that may arise out of the breach of this Settlement Agreement and the Derivative Claims, which are governed by the Derivative Settlement Agreement.

11. Derivative Claim Settlement Condition. The Nevada Defendants’ obligations under this Agreement are expressly conditioned on the Kingbird Parties’ execution of the Derivative Settlement Agreement. For the sake of clarity, this condition is satisfied when the Kingbird Parties execute such settlement agreement relating to the Derivative Claims and does not depend on such settlement agreement being approved by LQR shareholders or the Court in the Nevada Action.

12. Kingbird’s Cooperation re Derivative Claim Settlement. Kingbird shall take all actions reasonably requested by the Nevada Defendants, which requests shall be made in writing to counsel for Kingbird to obtain LQR shareholder and court approval of the Derivative Settlement Agreement.

13. Kingbird’s Proxy. On the Effective Date, Kingbird shall execute and deliver a proxy agreement (a form of which is attached hereto as Annex 4, the “Proxy Agreement”).

14. Press Release. In LQR’s sole discretion, LQR may elect to issue a joint press release announcing the Parties’ settlement, a draft of which LQR will provide Kingbird within two (2) businesses day prior to issuance, or such shorter period as the Parties may agree. The press release shall not be issued without Kingbird’s approval and consent, which shall not be unreasonably withheld. For the avoidance of doubt, nothing contained herein requires LQR to issue any press release and Kingbird agrees that it shall not issue any press release without LQR’s express written consent and approval.

15. Confidentiality. The Parties agree that the facts, terms, and negotiations of this Agreement shall remain strictly confidential. If the Agreement becomes the subject of a discovery request or governmental demand, the Party to whom the request is made shall, to the extent permissible by applicable law and/or compliance procedures, notify the other Parties promptly of any request for production, subpoena, or other process seeking production of this Agreement or the respective terms. Notwithstanding the foregoing, the Parties may disclose the terms, contents, substance of, and/or a copy of this Agreement if: (a) asserting a claim or defense arising in an action to enforce this Agreement; (b) ordered to do so by law or a court of competent jurisdiction or in connection with an arbitration; (c) disclosure is required to tax or financial consultants, legal representatives, accountants, federal and state taxing authorities, pursuant to federal securities laws, and as required by law under the advice of counsel, provided that any consultants, legal representatives, and accountants shall agree in writing to keep this Agreement confidential; (d) served with a subpoena or other requests for discovery or testimony regarding the Agreement in a legal proceeding; or (e) disclosure is requested by government authorities, provided that in each case, such Party shall use best efforts to maintain the Agreement and/or the cash consideration under seal or obtain an agreement from the recipient to maintain the confidentiality of this Agreement. If (b), (d) or (e) occurs, the Party ordered or served shall immediately notify opposing counsel, which for the Kingbird Parties shall be Joel Tasca, Greenberg Traurig LLP, 10845 Griffith Peak Dr., Suite 600, Las Vegas, Nevada 89135, joel.tasca@gtlaw.com, and for the Nevada Defendants shall be Darrell Cafasso and Nicholas Poli, Orrick, Herrington & Sutcliffe LLP, 51 West 51st Street, New York, New York 10019, dcafasso@orrick.com and npoli@orrick.com. The confidentiality obligations contained in this Paragraph 15 shall expressly survive any termination or rescission of this Agreement.

16. Non-Disparagement. The Parties agree that they will not, directly or indirectly, make, publish, or communicate to any person or entity, in any medium, any disparaging or defamatory remarks, comments or statements concerning any Nevada Defendant Released Party or Kingbird Released Party, as applicable. Nothing contained in this provision shall prohibit (a) truthful statements made under oath in legal, regulatory or governmental proceedings (b) disclosures required by law or communications with legal, tax or financial advisors.

17. Tax Indemnification. Kingbird agrees to pay all taxes (other than payroll taxes) found to be owed based upon the monetary amounts provided in Paragraph 4 and further agrees to indemnify and hold the Nevada Defendants harmless for any federal, state and local tax liability (including taxes, interest, penalties or the like, and required withholdings), which may be asserted against or imposed upon the Nevada-Defendant Released Parties by any taxing authority related to the monetary amounts payable by the Nevada Defendants under this Agreement and the tax character thereof together with and in addition to any liability imposed by this Agreement and any payment of taxes for which Kingbird is legally responsible as a result of this Agreement. The Parties acknowledge that nothing herein constitutes tax advice to the other Party.

18. Dispute Resolution. The Parties to this Agreement that have submitted to jurisdiction in the Nevada Action agree that any dispute arising out of or relating to this Agreement shall be addressed in the Nevada Action, which shall retain jurisdiction for purposes of any such dispute.

19. Representations and Warranties. The Parties represent and warrant to each other that they are not aware of any third party or organization claiming to have or having any interest in the claims and causes of action resolved by this Agreement. Additionally, they have not assigned, hypothecated, or otherwise transferred any interest in the claims and causes of action resolved and/or released by this Agreement. The Parties further represent and warrant to each other that they are not aware of any third party or organization that has asserted or may assert a claim or lien against the proceeds of the settlement memorialized by this Agreement.

20. Entire Agreement. This Agreement (including the ancillary agreements referred to herein), together with the Derivative Settlement Agreement, constitute the sole and entire agreements between the Parties related to their settlement and supersede all prior and contemporaneous statements, promises, understandings or agreements, whether written or oral.

21. Amendments. This Agreement may be amended, modified or altered at any time upon the approval of the Parties; however, any such amendment must be in writing and signed by all Parties in order for such amendment to be of any force and effect.

22. Partial Invalidity. In the event that any provision of this Agreement is declared by any court of competent jurisdiction or any administrative judge to be void or otherwise invalid, all of the other terms, conditions and provisions of this Agreement shall remain in full force and effect to the same extent as if that part declared void or invalid had never been incorporated in the Agreement and in such form, the remainder of the Agreement shall continue to be binding upon the Parties.

23. Survival. All representations and warranties contained herein shall survive the execution and delivery of this Agreement, and the execution and delivery of any other document or instrument referred to herein. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and assigns.

24. Applicable Law. This Agreement shall be subject to and governed by the laws of the State of Nevada, without regard to conflict of law rules.

25. Costs. The Parties have agreed to bear their own attorneys’ fees and costs and the preparation of any and all documents necessary to enter into this Agreement.

26. Counterparts. This Agreement may be signed and executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one Agreement. Delivery of an executed counterpart of a signature page of this Agreement by facsimile, DocuSign, or email shall be effective as delivery of an originally executed counterpart of this Agreement.

27. Tax Consequences. No representations regarding the tax consequences of this Agreement have been made by the Parties. Any taxes levied or to be paid on all or any portion of amounts paid pursuant to this Agreement shall be paid by the Party receiving such payments.

28. No Adverse Construction. The Parties acknowledge that this Agreement has been prepared by each of them through counsel. In the event any part of this Agreement is found to be ambiguous, such ambiguity shall not be construed against any Party.

29. Not Evidence. This Agreement shall not be used as evidence in any proceeding other than one to enforce this Agreement.

30. Authority. Each person(s) executing this Agreement as an agent or in a representative capacity warrants that he or she is duly authorized to do so.

31. Third Party Beneficiaries. This Agreement is intended solely for the benefit of the Parties and their permitted successors and assigns, except that each of the Nevada Defendant Released Parties and the Kingbird Released Parties not a direct signatory hereto shall be deemed third-party beneficiaries of this Agreement with the right to enforce the releases and covenant not to sue contained in Paragraphs 8, 9 and 10, as applicable. Except as expressly provided herein, no other person or entity shall have any rights under this Agreement.

32. Standstill. Each Kingbird Party (x) represents and warrants that, as of the date hereof and except for the shares referenced in the recitals of this Agreement, neither it nor any of its Representatives, Affiliates, Kingbird Releasing Parties, or persons acting in concert with such Kingbird Party beneficially owns (as such term is used in Rule 13d-3 under the Exchange Act, and including any right to acquire beneficial ownership, whether within sixty (60) days or any longer or shorter period of time) any other securities of LQR and (y) agrees that for a period of ten (10) years (the “Term”) from the date of this Agreement, none of the person included in the Standstill Group will in any manner, directly or indirectly:

(a)	effect or seek, offer or propose (whether publicly or otherwise) to effect, or announce any intention to effect or cause or participate in or in any way assist, facilitate or encourage any other person to effect or seek, offer or propose (whether publicly or otherwise) to effect or participate in, (i) any acquisition of any equity or debt securities (or beneficial ownership thereof), or rights or options to acquire any equity or debt securities (or beneficial ownership thereof or interest in), or any assets, indebtedness or businesses of LQR or any of its subsidiaries, (ii) any tender or exchange offer, merger or other business combination involving LQR, any of the subsidiaries or assets of LQR or the subsidiaries constituting a significant portion of the consolidated assets of LQR and its subsidiaries, (iii) any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to LQR or any of its subsidiaries, or (iv) any “solicitation” of “proxies” (as such terms are used in the proxy rules of the Securities and Exchange Commission) or consents to vote any voting securities of LQR or any of its subsidiaries;

(b)	(x) instigate, encourage, or assist any third party (including forming, joining or participating in participate in a “group” (as defined in the Exchange Act)) with respect to LQR or otherwise act in concert with any person in respect of any such securities or (y) enter into any discussions, agreements, arrangements or understandings with any third party in acquiring or seeking, directly or indirectly, to control or influence LQR or any of LQR’s equity or debt securities, businesses or assets or with respect to any of the matters or actions set forth in this Section 30 or (z) act as a financing source for or otherwise invest in any such third party;

(c)	enter in a derivative transaction, including any derivative instrument (whether or not presently exercisable) that gives any person included in the Standstill Group the economic equivalent of direct or indirect ownership of, or opportunity to obtain ownership of, an amount of securities of LQR where the value of the derivative is determined in whole or in part with reference to, or derived in whole or in part from, the price or value of such securities, or that provides such person an opportunity, directly or indirectly, to profit, or to share in any profit derived from, any change in the value of such securities, in any case without regard to whether (A) the derivative conveys any voting rights in such securities to such person; (B) the derivative is required to be, or capable of being, settled through delivery of such securities, cash or other property; or (C) such person may have entered into other transactions that hedge the economic effect of the derivative;

(d)	otherwise act, alone or in concert with others, to seek representation on or to control or influence the management, board of directors, or policies of LQR or to obtain representation on the board of directors of LQR;

(e)	take any action which in the sole judgment of LQR, may require LQR to make a public announcement regarding any of the types of actions or matters set forth in this Section 30;

(f)	disclose any intention, plan or arrangement inconsistent with the foregoing; or

(g)	take any action challenging the enforceability or validity of, or request or propose that LQR or any of its Representatives, directly or indirectly, amend or waive, any provision of this Section 30 (including this sentence).

Each Kingbird Party further agrees that, if at any time during the Term, any person included in the Standstill Group is approached by any third party concerning such person’s participation in a transaction involving any assets, indebtedness or business of, or equity or debt securities issued by, LQR or any of its subsidiaries, and provided that such Kingbird Party has knowledge of the same, such Kingbird Party will promptly inform LQR of the nature of such transaction and the parties involved.

It is understood and agreed that money damages may not be an adequate remedy for any breach of this Section 30 by any person included in the Standstill Group, and that LQR shall be entitled to equitable relief, including, without limitation, an injunction and specific performance, as a remedy for any such breach. Such remedies shall not be deemed to be the exclusive remedies for a breach by any person included in the Standstill Group of this Section 30 but shall be in addition to all other remedies available at law or in equity to LQR. Each person included in the Standstill Group further agree not to raise, as a defense or objection to the request or granting of such relief, that any breach of this Section 30 is or would be compensable by an award of money damages, and each such person agree to waive any requirements for the securing or posting of any bond in connection with such remedy. Each such person also agrees to reimburse LQR and its Representatives for all costs incurred by LQR and its Representatives in connection with the enforcement of this Section 30 (including, without limitation, legal fees in connection with any litigation, including any appeal therefrom). Each such person agrees to notify LQR in writing immediately upon the occurrence of any such breach of which such person is or becomes aware.

For purposes of this Section 30, the following terms have the following meanings:

“Affiliate” and “Associate” Affiliate” and “Associate” have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations promulgated under the Exchange Act, as in effect on the date of this Agreement.

“Exchange Act” means Securities Exchange Act of 1934, as amended (the “Exchange Act”).

“person” means any individual, firm, corporation, partnership (general or limited), limited liability company, joint venture, business trust, trust, association, syndicate, group (as such term is used in Rule 13d-5 of the General Rules and Regulations promulgated under the Exchange Act, as in effect on the date of this Agreement) or other entity, and, in each case, will include any successor (by merger or otherwise) of any such person.

“Representative” means, as to any person, such person’s Affiliates, and its and their respective directors, officers, employees, managing members, general partners, agents, consultants and advisors (including attorneys, financial advisors, and accountants).

“Standstill Group” means, collectively, the Kingbird Parties, the Kingbird Releasing Parties, and each Kingbird Party’s Representatives, Affiliates, Associates and persons acting in concert with such Kingbird Party.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the last date set forth below.

DATED:____________________	Kingbird Ventures, LLC

	By:	/s/ Aharon Diveroli
	Name:	Aharon Diveroli
	Title:	Authorized Representative

DATED: ____________________	Diveroli Investment Group, LLC

	By:	/s/ Aharon Diveroli
	Name:	Aharon Diveroli
	Title:	Authorized Representative

DATED: ____________________	/s/ Efraim Diveroli
Efraim Diveroli

DATED: ____________________	/s/ Aharon Diveroli
Aharon Diveroli

DATED: ____________________	/s/ Robert Miley
Robert Miley

DATED: ____________________	/s/ Avigail Diveroli
Avigail Diveroli

DATED: 9/22/2025	/s/ Sean Dollinger
Sean Dollinger

DATED: 9/22/2025	Dollinger Holdings, LLC

	By:	/s/ Sean Dollinger
	Name:	Sean Dollinger
	Title:	Authorized Representative

DATED: 9/21/2025	LQR House, Inc.

	By:	/s/ Yilin Lu
	Name:	Yilin Lu
	Title:	President

DATED: 9/22/2025	LQR House Limited

	By:	/s/ Sean Dollinger
	Name:	Sean Dollinger
	Title:	Authorized Representative

DATED: 9/22/2025	/s/ Tamara Simon Dollinger
Tamara Simon Dollinger

DATED: 9/21/2025	/s/ Yilin Lu
Yilin Lu

DATED: 9/21/2025	/s/ Lijun Chen
Lijun Chen

DATED: 9/21/2025	/s/ Jing Lu
Jing Lu

DATED: 9/21/2025	/s/ Hong Chun Yeung
Hong Chun Yeung

DATED: 9/22/2025	Ssquared Spirits, LLC

	By:	/s/ Sean Dollinger
	Name:	Sean Dollinger
	Title:	Authorized Representative

	By:	/s/ Shawn Kattoula
	Name:	Shawn Kattoula
	Title:	Authorized Representative

DATED: 9/21/2025	South Doll Limited Partnership

	By:	/s/ John Giammarella
	Name:	John Giammarella
	Title:	Manager

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